EXHIBIT 99.1

Advanced Biotherapy, Inc.’s CEO Interviewed by The Wall Street Reporter

WOODLAND HILLS, Calif. — (BW HealthWire) — June 20, 2002 — Advanced Biotherapy, Inc. (OTCBB:ADVB) reported today that its Chief Executive officer and president, Mr. Edmond Buccellato, was interviewed by the Wall Street Reporter at 12:15 pacific time today. The content of that interview can be heard after logging-in at www.wallstreetreporter.com under “CEO Interviews.”

As previously reported, the United States Patent and Trademark Office (USPTO) issued U.S. Patent No. 6,333,032 to the Company for the exclusive use of antibodies to gamma interferon — including humanized and fully human, as well as other antibody types — to treat Multiple Sclerosis, Rheumatoid Arthritis, Juvenile Rheumatoid Arthritis, Psoriatic Arthritis (a form of psoriasis) and Ankylosing Spondylitis. The Company also has patent applications pending for the exclusive use of any form of antibodies to gamma interferon — including humanized and fully human — for the treatment of Crohn’s Disease, Psoriasis, Vitiligo, Alopecia Areata and Hyperimmune Response in the Eye, among other patents pending.

The Company does not control the Wall Street Reporter website, nor does it control the content of the audio portion of Mr. Buccellato’s interview, nor does it warrant the accuracy, integrity or completeness of such interview as reproduced or the audio portion thereof. The Company makes no warranty that any content on the Wall Street Reporter website will be received by you as uninterrupted, timely, secure, or error-free.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties that may affect the development, operations and results of our business include, but are not limited to, the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company’s patent portfolio. The foregoing discussion of the effect of the patents issued and pending involves risks and uncertainties, including, but not limited to, the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company’s public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned “Factors That May Affect The Company” contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

CONTACT:

Advanced Biotherapy Inc., Woodland Hills

Edmond Buccellato, 818/883-6716, ext. 2

E-mail: ed@advancedbiotherapy.com

Website: www.advancedbiotherapy.com

SOURCE: Advanced Biotherapy Inc.